UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: June 19, 2020

Date of earliest event reported: June 16, 2020
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Maximus, Inc.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)
1891 Metro Center Drive, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)
Registrant’s telephone number, including area code: (703) 251-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

In accordance with its regular practice, at the beginning of fiscal year 2020 the Board of Directors of Maximus, Inc. (“Company”) established the metrics for funding the Company’s management bonus plan (“MBP”), which is the annual cash incentive plan applicable to approximately 900 employees, including executive officers. Those metrics were consistent with fiscal year 2019 and consisted of distributable income (70%), revenue (15%) and new business awards (15%). The goals for each metric were established at threshold, target and superior levels based on the Company’s outlook for 2020 at that time. In light of the COVID-19 pandemic, the Compensation Committee of the Board of Directors of the Company (the “Committee”) reviewed those goals to determine whether the MBP appropriately aligns compensation opportunities with the Company’s current forecast and objectives. As a result of that review, on June 16, 2020, the Committee established new goals for each metric that will apply to the second half of fiscal 2020 that are in line with the Company’s recently revised guidance. The original goals and design will continue to apply to the Company’s performance for the first half of fiscal 2020. In an effort to ensure that new goals do not have an excessive impact on MBP funding, the Committee also set a maximum bonus pool amount not to exceed the amount that would have been funded had the Company achieved the target level of performance under the goals established at the beginning of the year. Consistent with prior years, if the Company achieves the threshold or greater level of performance against the metrics, the Committee retains discretion to increase or decrease the bonus pool by the greater of $7.5 million or 25% of the earned bonus pool, subject to the maximum bonus pool amount described above.

Achievement of the three metrics does not determine if or how awards are made to employees; rather it determines the overall funding of the available bonus pool. Individual compensation targets are unaffected by this change and will continue to be based on a combination of Company and individual performance as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on January 27, 2020.

The Committee believes these goals are better aligned as drivers of shareholder value for fiscal 2020 given the business disruption from the COVID-19 pandemic. The goals acknowledge that the Company has had to deploy significant resources to maintain its operations and support key customers throughout this pandemic. The Company seeks to incentivize employees to continue their efforts to help the Company in the areas of employee and client safety, alternative work arrangements and temporary new business awards related to assisting government clients with pandemic-related needs, including unemployment services, call centers and contact tracing.

The Committee did not make any adjustments to the Company’s long-term equity incentives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maximus, Inc.

Date: June 19, 2020	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary